Exhibit 23.1

             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of Startech Environmental Corporation on Form S-8 (File No. 333-100909) of our report, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, dated February 12, 2009, with respect to our audits of the consolidated financial statements of Startech Environmental Corporation as of October 31, 2008 and 2007 and for the years then ended, which report is included in this Annual Report on Form 10-K of Startech Environmental Corporation for the year ended October 31, 2008.

/s/ Marcum & Kliegman LLP

New York, NY
February 12, 2009